For Release: February 1, 1999    Contact:    Diane R.  Brown, Investor Relations
                                             Robert F. Shawver, Exec. V.P.
                                             (410) 312-5100 - www.gtsduratek.com


              GTS DURATEK INCREASES CREDIT FACILITY TO $60 MILLION

     Columbia, Md. - GTS Duratek, Inc. (Nasdaq - DRTK) announced today that it has entered into a $60 million credit facility underwritten and arranged by First Union Capital Markets Corporation. Participants in the facility include First Union Commercial Corporation, National Bank of Canada, and Wachovia Bank.

     "We are pleased to have extended our relationship with these prestigious financial institutions. The increased credit facility will provide the necessary resources to fuel our long-term strategy and enable us to take advantage of growth opportunities, such as possible acquisitions, as they arise." said Robert
E. Prince, President and CEO.

     Robert F. Shawver, Executive Vice President and CFO added, "coupled with the strong cash position generated from our operations, management believes that GTS Duratek is uniquely positioned to capitalize on these market opportunities by its size, breadth and technologies."

     David Sozio, Managing Director of First Union Capital Markets Corp. said "First Union is pleased to arrange this financing. We believe that this new credit facility represents a major step in the evolution of the Company and positions them well for further growth."

     The increased credit facility includes a $35 million revolving line of credit, based on the amount of eligible accounts receivable, to refinance existing indebtedness and to fund working capital requirements, a $20 million acquisition line of credit to finance acquisitions or stock repurchases and a $5 million equipment line of credit to finance up to 75% of the Company's acquisition cost of new equipment purchases. Substantially all of the Company's assets, excluding real property and inventory, are pledged as collateral under the credit facility. The credit facility has a five year term. In connection with this new facility, GTS Duratek has agreed to seek stockholder approval at its 1999 annual meeting of stockholders to extend the mandatory redemption date of its outstanding convertible preferred stock beyond the maturity date of this new facility; if this approval is not obtained, the credit facility converts to a three year term.

     GTS Duratek implements technologies and provides services many of which are related to managing radiation and treating radioactive waste and other hazardous waste.



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     The  Company has  included in its  periodic  filings  under the  Securities
Exchange Act of 1934, including its Form 10-Q for the quarter ended September 30, 1998, pursuant to the "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995, certain cautionary statements which are intended to identify certain important factors that could cause the
Company's   actual  results  to  differ   materially  from  those  contained  in
forward-looking statements of the Company made by or on behalf of the Company. Reference is made to such statements for a complete discussion of those factors, which include the ability to manage the commercial waste processing operations acquired from SEG and to obtain additional waste processing contracts, the ability to extend the Savannah River M-Area contract, future awards by the DOE and other governmental agencies, public and political concerns surrounding
radioactive  waste  clean-up  efforts,   and  the  timing  of  contract  awards,
extensions, and non-renewals in the technical support services area. Also, as stated herein, the timing of contracting efforts, and timing and success in new contract awards have affected period-to-period comparisons and are expected to do so in the future.

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